Exhibit 99.01

EI Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Media	Investor Relations
Date: November 1, 2007		Teresa Souza	Steve Busser
		915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces Third Quarter Financial Results

Overview

•

For the third quarter 2007, EE reported net income of $36.1 million, or $0.79 basic and diluted earnings per share. In the third quarter of 2006, EE had net income of $27.1 million, or $0.57 and $0.56 basic and diluted earnings per share, respectively.

•

For the nine months ended September 30, 2007, EE reported net income of $60.8 million, or $1.33 and $1.32 basic and diluted earnings per share, respectively. Net income for the nine months ended September 30, 2006 was $51.6 million, or $1.07 and $1.06 basic and diluted earnings per share, respectively.

“The $9.0 million increase in earnings in the third quarter of 2007 relative to the third quarter of 2006 was largely driven by weather, as our base retail revenues in the quarter rebounded from last year’s levels, which were significantly suppressed by record setting rains and inclement weather,” said Ershel Redd, President and Chief Executive Officer. “Earnings were also positively impacted in the quarter by capitalization of financing costs associated with our significant infrastructure investment program, by lower administrative and general expenses and by repricing a portion of sales of power from Palo Verde Unit 3, a repricing that will afford us an opportunity to recover our cost of providing power from this unit. We continue to be challenged, however, by the increased costs of operating the Palo Verde nuclear power station.”

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2007 net income relative to 2006.

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
September 30, 2006		$27,076	$0.57		$51,629	$1.07
Changes in:
Retail base revenue	$8,579	5,405	0.12	$9,930	6,256	0.14
Administrative and general expense	3,285	2,070	0.04	4,915	3,097	0.07
New Mexico Palo Verde Unit 3 energy pricing	2,708	1,706	0.04	3,000	1,890	0.04
AFUDC and capitalized interest	1,928	1,701	0.04	4,425	3,939	0.09
Investment and interest income	1,269	799	0.02	3,008	1,895	0.04
Fossil fuel plant O&M	295	186	—	7,443	4,689	0.10
Palo Verde O&M	(4,661)	(2,936)	(0.06)	(5,832)	(3,674)	(0.08)
Off-system sales retained margins	(1,476)	(930)	(0.02)	2,996	1,887	0.04
Transmission wheeling revenue	(504)	(318)	(0.01)	(3,175)	(2,000)	(0.04)
State income tax adjustment	—	—	—	—	(6,174)	(0.13)
New Mexico capacity cost adjustment	—	—	—	(2,079)	(1,310)	(0.03)
Other		1,329	0.02		(1,318)	(0.03)

September 30, 2007		$36,088	0.76		$60,806	1.28

Change in weighted average number of shares			0.03			0.05

September 30, 2007 earnings per share			$0.79			$1.33

Third Quarter

Earnings for the quarter ended September 30, 2007 when compared to the same period last year were positively affected by:

•

A 6.6% increase in retail base revenues primarily due to a 6.1% increase in retail kWh sales. The kWh sales increase reflects a return to normal weather in 2007 after an unusually wet and mild summer in 2006. KWh sales were also favorably impacted by a 2.4% increase in the average number of retail customers.

•	Decreased administrative and general expenses due to an increase in capitalized employee benefits, decreased workers compensation insurance expense, and a sales tax refund in 2007.

•

An increase in the price of energy for Palo Verde Unit 3 power sold to our retail customers in New Mexico. The New Mexico portion of Palo Verde Unit 3 is deregulated and the output sold to New Mexico retail customers is recovered as a purchased power cost through the New Mexico fuel adjustment clause.

•

Increased capitalized interest and AFUDC (allowance for funds used during construction) in 2007 due to the re-application of SFAS No. 71 to our Texas jurisdiction beginning December 31, 2006 and increased construction work in progress and nuclear fuel subject to AFUDC and capitalized interest in 2007.

•

Increased investment and interest income due to gains on the sale of securities held in the decommissioning trusts and interest earned on a Texas sales tax refund in 2007 with no comparable activity in 2006.

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

Earnings for the quarter ended September 30, 2007 when compared to the same period last year were negatively affected by:

•	Increased Palo Verde non-fuel O&M expenses in 2007 due to increased operating costs and Palo Verde Units 1 and 3 maintenance costs.

•	Decreased off-system sales margins retained in 2007 due primarily to low market prices for power.

Year to Date

Earnings for the nine months ended September 30, 2007 when compared to the same period last year were positively affected by:

•

A 2.9% increase in retail base revenues in 2007 primarily due to a 2.8% increase in retail kWh sales. KWh sales growth was primarily the result of a 2.5% increase in the average number of retail customers, as the weather-related revenue effects of each of the quarters tended to offset over the nine month period.

•	Decreased administrative and general expenses due to an increase in capitalized employee benefits, decreased workers compensation insurance expense, and a sales tax refund in 2007.

•

An increase in the price of energy for Palo Verde Unit 3 power sold to our retail customers in New Mexico. The New Mexico portion of Palo Verde Unit 3 is deregulated and the output sold to New Mexico retail customers is recovered as a purchased power cost through the New Mexico fuel adjustment clause.

•

Increased capitalized interest and AFUDC (allowance for funds used during construction) in 2007 due to the re-application of SFAS No. 71 to our Texas jurisdiction beginning December 31, 2006 and increased construction work in progress and nuclear fuel subject to AFUDC and capitalized interest in 2007.

•

Increased investment and interest income due to gains on the sale of securities held in the decommissioning trusts and interest income from the decommissioning trusts, and interest earned on a Texas sales tax refund in 2007 with no comparable activity in 2006.

•	Decreased O&M costs at our gas-fired generating plants due to a reduction in 2007 of unplanned and planned maintenance compared to 2006.

•

Increased off-system sales margins retained in 2007 due to increased MWh sales from greater availability from Palo Verde power in the first six months of 2007 partially offset by lower margins per MWh.

Earnings for the nine months ended September 30, 2007 when compared to the same period last year were negatively affected by:

•	Increased Palo Verde non-fuel O&M expenses in 2007 due to increased operations costs at all three units.

•	Decreased transmission wheeling revenues in 2007.

•

A reduction in income tax expense in 2006 to recognize the change in tax rates resulting from changes in the Texas franchise (income) tax law in May 2006 with no comparable change in tax law in 2007. This adjustment was a non-cash change in the second quarter of 2006 affecting deferred income tax liabilities.

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

•

A fuel revenue adjustment recorded in 2006 based on a final order of the New Mexico Public Regulation Commission finding that the Company could recover purchased power capacity cost through its New Mexico fuel adjustment clause with no comparable adjustment in 2007.

Key Earnings Drivers

Our earnings are largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-systems sales margins.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $8.6 million, pre-tax, or 6.6% in the third quarter of 2007 compared to the same period in 2006 primarily due to increased kWh sales to residential and small commercial and industrial customers. Residential non-fuel base revenues increased by $5.6 million, pre-tax, or 10.2%, and small commercial and industrial revenues increased $3.2 million, pretax, or 7.1% in the third quarter of 2007 compared to the same period in 2006. KWh sales to residential and small commercial and industrial customers increased 11.1% and 5.6%, respectively, due to a return to normal summer weather in 2007 after an unusually mild and wet summer in 2006. In addition, the average number of residential customers increased 2.1% and the average number of small commercial and industrial customers increased 6.2%. Cooling degree days in the third quarter of 2007 were 4% higher than the 10-year average and 23% higher than the third quarter of 2006. Non-fuel base revenues from sales to public authorities increased $0.5 million or 2.8% and non-fuel base revenues from large commercial and industrial customers decreased $0.8 million or 7.3%.

Retail non-fuel base revenues for the nine months ended September 30, 2007 increased $9.9 million, pre-tax, or 2.9% largely due to a 2.5% increase in the average number of retail customers served. KWh sales to residential customers increased 5.6% in the nine-month period compared to the same period last year largely as a result of a 2.3% increase in the average number of residential customers served. Colder winter weather in the first quarter of 2007 also contributed to the increase in sales. Heating degree days increased 32% while cooling degree days remained relatively unchanged for the nine-month period in 2007 compared to the same period last year. Small commercial and industrial non-fuel base revenues increased $2.9 million or 2.4% in the nine-month period ended September 30, 2007 compared to the same period in 2006 primarily due to a 1.5% increase in kWh sales. Other public authorities’ non-fuel base revenues increased $0.8 million or 1.6% while large commercial and industrial non-fuel base revenues decreased $0.6 million or 2.1%.

Palo Verde Operations

We own approximately 622 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operating expenses. Palo Verde operated at a capacity factor of 85.7% in the nine-month period ended September 30, 2007 compared to a capacity factor of 69.0% in the nine-month period ended September 30, 2006. Generation at Palo Verde increased 24.3% in the nine months ended September 30, 2007 compared to the same period in 2006 primarily due to increased output from Palo Verde Unit 1. Palo Verde Unit 1 operated at a substantially reduced capacity factor during the first quarter of 2006 and did not operate during the second quarter of 2006

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

while repairs and modifications were made to one of its shutdown cooling lines. Palo Verde Unit 1 reached full capacity on July 16, 2006.

Palo Verde operation and maintenance expenses increased $4.7 million in the third quarter of 2007 compared to the third quarter of 2006 and $5.8 million for the nine months ended September 30, 2007 compared to the same period last year reflecting increased operating costs primarily in response to an enhanced inspection regimen imposed by the Nuclear Regulatory Commission (NRC).

Off-System Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows MWh of off-system sales and the pre-tax margins realized and retained by us from sales for the quarter and nine month periods ended September 30, 2007 and 2006:

	Quarter Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
MWh sales	536,397	379,279	1,710,403	1,055,256
Total margins (in thousands)	$3,942	$5,495	$17,982	$13,997
Retained margins (in thousands)	$2,964	$4,440	$14,313	$11,317

For the quarter ended September 30, 2007, retained margins from off-system sales decreased approximately $1.5 million, pre-tax, over the corresponding period in 2006 due to lower market prices for power. As a result, the average retained margin per MWh decreased $6.18. Also, in July 2007, we began sharing 25% of New Mexico jurisdiction off-system sales margins with customers pursuant to a rate settlement (the same percentage margin sharing treatment as Texas).

For the nine months ended September 30, 2007, our retained margins increased approximately $3.0 million, pre-tax, over the corresponding period in 2006 reflecting an increase in off-system kWh sales of 62.1% partially offset by a decrease in the average retained margin per MWh of $2.36. We had increased energy available for sale in the first nine months of 2007 compared to the same period in 2006 primarily due to the increased energy generated at Palo Verde in the first six months of 2007 compared to the same period in 2006. The table below shows on a per MWh basis, pretax revenues, costs and margins from off-system sales for the first three quarters of 2007 and 2006.

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Gross Margin Per MWh
March 31, 2006	$68.99	$49.07	$19.92
June 30, 2006	$48.39	$45.70	$2.69
September 30, 2006	$63.97	$49.48	$14.49
March 31, 2007	$54.24	$38.92	$15.32
June 30, 2007	$56.03	$48.61	$7.41
September 30, 2007	$57.61	$50.26	$7.35

Capital and Liquidity

At September 30, 2007, common stock equity comprised 47.9% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations).

Cash flows from operations for the nine months ended September 30, 2007 decreased to $147.2 million from $175.3 million in the corresponding period in 2006 primarily due to reduced collections of deferred fuel revenues in 2007. In Texas, fuel costs are recovered through a fixed fuel factor which may be adjusted twice a year. We record deferred fuel revenues for the under-recovery of fuel costs until they can be recovered from Texas customers. In September 2007, we completed the recovery of $53.6 million of fuel under-recoveries through a fuel surcharge which began in October 2005. We completed the recovery in January 2007 of $34 million of fuel under-recoveries, including interest through the surcharge period, through a fuel surcharge which began in February 2006. In the nine-month periods ended September 30, 2007 and September 30, 2006, we collected $22.9 million and $43.1 million of deferred fuel revenues in Texas through fuel surcharges, which increased our cash flow in those periods. In the nine-month periods ended September 30, 2007 and September 30, 2006, we also under-collected current fuel costs by $12.9 million and $1.5 million, respectively. At September 30, 2007, we had an under-recovered fuel balance of $22.7 million. We expect to seek recovery of this balance by filing a request to institute a fuel surcharge in January 2008, the next semi-annual period under Texas regulation when we can file for a fuel surcharge and to change our fixed fuel recovery factor.

During the first nine months of 2007, our primary capital requirements were for construction of electric utility plant, nuclear fuel and the repurchase of common stock. Capital requirements for new electric plant were $104.0 million for the nine month period ended September 30, 2007 compared to $65.5 for the nine month period ended September 30, 2006. We financed capital requirements for electric plant and common stock repurchases with cash flows from operations. At September 30, 2007, we had a balance of $34.9 million in cash and temporary cash investments.

Our capital requirements for nuclear fuel increased substantially in 2007 as a result of increases in prices for uranium concentrates and to increase our inventory of nuclear fuel feedstock. We finance our nuclear fuel inventory through a trust that borrows under our $200 million credit facility to acquire and process the nuclear fuel. In 2007, borrowings under the credit facility for nuclear fuel increased $40.5

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

million to $86.7 million as of September 30, 2007 compared to an increase of $2.5 million in 2006 to $44.4 million as of September 30, 2006.

During the first nine months of 2007, we repurchased 1,344,338 shares of common stock at an aggregate cost of $31.4 million including the repurchase of 755,238 shares of common stock during the third quarter of 2007 at an aggregate cost of $17.4 million. As of September 30, 2007, no shares remain available for repurchase under the currently authorized stock repurchase program.

2007 Earnings Guidance

We have revised our earnings guidance for 2007 to a range of $1.40 to $1.60 per basic share from previous guidance of $1.25 to $1.65 per basic share. We are providing earnings guidance for 2008 of a range of $1.60 to $1.95 per basic share.

Conference Call

A conference call to discuss third quarter 2007 earnings is scheduled for 4 p.m. Eastern Time, November 1, 2007. The dial-in number is 877-950-3595 with a passcode of 2007. The conference leader will be Scott Wilson, Executive Vice President, Chief Financial and Chief Administrative Officer of EE. A replay will run through November 15, 2007. The dial-in number is 866-380-8120 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Unit 3 and other costs at Palo Verde, including additional costs relating to an enhanced NRC oversight and inspection regimen; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (vii) deregulation of the electric utility industry; (viii) reduced wholesale margins; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xi) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended September 30, 2007 and 2006

(In thousands except for per share data)

(Unaudited)

	2007	2006	Variance
Operating revenues, net of energy expenses:
Base revenues	$139,342	$130,663	$8,679 (a)
Off-system sales margins, net of sharing	2,964	4,440	(1,476)
Other	8,724	5,725	2,999 (b)

Operating Revenues Net of Energy Expenses	151,030	140,828	10,202
Other Operating Expenses:
Other operations and maintenance	38,680	42,732	(4,052)
Palo Verde operations and maintenance	19,956	15,295	4,661
Taxes other than income taxes	13,984	14,867	(883)
Other income	2,468	472	1,996

Earnings Before Interest, Taxes, Depreciation and Amortization	80,878	68,406	12,472 (c)
Depreciation and amortization	17,420	16,879	541
Interest on long-term debt	9,257	8,896	361
AFUDC and capitalized interest	3,126	1,199	1,927
Other interest expense	229	964	(735)

Income Before Income Taxes	57,098	42,866	14,232
Income tax expense	21,010	15,790	5,220

Net Income	$36,088	$27,076	$9,012

Basic Earnings per Share	$0.79	$0.57	$0.22

Diluted Earnings per Share	$0.79	$0.56	$0.23

Weighted average number of shares outstanding	45,618	47,844	(2,226)

Weighted average number of shares and dilutive potential shares outstanding	45,935	48,381	(2,446)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $21.1 million and $8.9 million, respectively.

(b)	Other revenues in 2007 includes a change in the price of energy provided by Palo Verde Unit 3 to New Mexico customers as purchased power in accordance with the 2007 New Mexico Stipulation resulting in a $2.7 million increase in revenues.

(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Nine Months Ended September 30, 2007 and 2006

(In thousands except for per share data)

(Unaudited)

	2007	2006	Variance
Operating revenues, net of energy expenses:
Base revenues	$353,454	$343,372	$10,082	(a)
Off-system sales margins, net of sharing	14,313	11,317	2,996
Other	14,726	16,370	(1,644	)(b)

Operating Revenues Net of Energy Expenses	382,493	371,059	11,434
Other Operating Expenses:
Other operations and maintenance	119,109	129,183	(10,074)
Palo Verde operations and maintenance	61,372	55,540	5,832
Taxes other than income taxes	38,108	39,785	(1,677)
Other income	4,423	695	3,728

Earnings Before Interest, Taxes, Depreciation and Amortization	168,327	147,246	21,081	(c)
Depreciation and amortization	51,554	50,957	597
Interest on long-term debt	27,291	26,450	841
AFUDC and capitalized interest	7,776	3,351	4,425
Other interest expense	577	1,009	(432)

Income Before Income Taxes	96,681	72,181	24,500
Income tax expense	35,875	20,552	15,323	(d)

Net Income	$60,806	$51,629	$9,177

Basic Earnings per Share	$1.33	$1.07	$0.26

Diluted Earnings per Share	$1.32	$1.06	$0.26

Weighted average number of shares outstanding	45,750	48,085	(2,335)

Weighted average number of shares and dilutive potential shares outstanding	46,119	48,570	(2,451)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $35.5 million and $23.2 million, respectively.

(b)	Other revenues in 2006 includes a $2.1 million fuel adjustment to include capacity charges in New Mexico and $3.1 million of disputed transmission revenues from TEP with no comparable amounts in 2007. Other revenues in 2007 includes a change in price of Palo Verde Unit 3 energy provided to New Mexico customers as purchased power in accordance with the 2007 New Mexico Stipulation and prior stipulations resulting in a $3.0 million increase in revenues.

(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

(d)	The 2006 income tax expense includes the recognition of a benefit due to a change in deferred income tax liability of $6.2 million resulting from changes in the Texas franchise (income) tax law in May 2006.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Nine Months Ended September 30, 2007 and 2006

(In thousands and Unaudited)

	2007	2006
Cash flows from operating activities:
Net income	$60,806	$51,629
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	51,554	50,957
Deferred income taxes, net	9,569	11,218
Other	19,036	20,487
Change in working capital items:
Net recovery (deferral) of fuel revenues	9,837	40,996
Other	(3,631)	(32)

Net cash provided by operating activities	147,171	175,255

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(104,041)	(65,507)
Cash additions to nuclear fuel	(52,286)	(11,175)
Decommissioning trust funds	(7,359)	(6,244)
Other	(3,374)	(639)

Net cash used for investing activities	(167,060)	(83,565)

Cash flows from financing activities:
Repurchases of treasury stock	(31,447)	(41,392)
Nuclear fuel financing obligation	40,483	2,461
Other	5,689	1,071

Net cash provided by (used for) financing activities	14,725	(37,860)

Net (decrease) increase in cash and temporary investments	(5,164)	53,830
Cash and temporary investments at beginning of period	40,101	7,956

Cash and temporary investments at end of period	$34,937	$61,786

Cash interest payments	$20,031	$19,296

El Paso Electric Company and Subsidiary

Quarter Ended September 30, 2007 and 2006

Sales and Revenues Statistics

	2007	2006	Increase (Decrease)
			Amount	Percentage
MWh sales:
Retail:
Residential	726,280	653,852	72,428	11.1%
Commercial and industrial, small	664,307	629,222	35,085	5.6%
Commercial and industrial, large	313,332	317,599	(4,267)	(1.3%)
Sales to public authorities	397,191	379,711	17,480	4.6%

Total retail sales	2,101,110	1,980,384	120,726	6.1%

Wholesale:
Sales for resale	15,034	12,323	2,711	22.0%
Off-system sales	536,397	379,279	157,118	41.4%

Total wholesale sales	551,431	391,602	159,829	40.8%

Total MWh sales	2,652,541	2,371,986	280,555	11.8%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$60,489	$54,884	$5,605	10.2%
Commercial and industrial, small	48,847	45,615	3,232	7.1%
Commercial and industrial, large	9,982	10,773	(791)	(7.3%)
Sales to public authorities	19,423	18,890	533	2.8%

Total retail non-fuel base revenues	138,741	130,162	8,579	6.6%
Wholesale:
Sales for resale	601	501	100	20.0%

Total non-fuel base revenues	139,342	130,663	8,679	6.6%
Fuel revenues:
Recovered from customers during the period (a)	58,737	65,419	(6,682)	(10.2%)
Under (over) collection of fuel	2,496	(6,483)	8,979	—
New Mexico fuel in base rates	21,124	8,925	12,199	—

Total fuel revenues	82,357	67,861	14,496	21.4%
Off-system sales	30,900	24,263	6,637	27.4%
Other	5,926	6,162	(236)	(3.8%)

Total operating revenues	$258,525	$228,949	$29,576	12.9%

Off-system sales (in thousands):
Gross margins	$3,942	$5,495	$(1,553)	(28.3%)
Retained margins	2,964	4,440	(1,476)	(33.2%)
Average number of retail customers:
Residential	315,674	309,299	6,375	2.1%
Commercial and industrial, small	34,788	32,762	2,026	6.2%
Commercial and industrial, large	56	59	(3)	(5.1%)
Sales to public authorities	4,840	4,780	60	1.3%

Total	355,358	346,900	8,458	2.4%

Number of retail customers (end of period):
Residential	316,266	309,996	6,270	2.0%
Commercial and industrial, small	34,959	32,806	2,153	6.6%
Commercial and industrial, large	55	59	(4)	(6.8%)
Sales to public authorities	4,845	4,767	78	1.6%

Total	356,125	347,628	8,497	2.4%

			10 Yr Average
Weather statistics:
Heating degree days	—	—	1
Cooling degree days	1,504	1,223	1,451

(a)	Excludes $7.9 million and $17.4 million, respectively of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company

Quarter Ended September 30, 2007 and 2006

Generation and Purchased Power Statistics

			Increase (Decrease)
	2007	2006	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,204,767	1,195,808	8,959	0.7%
Four Corners	208,624	209,090	(466)	(0.2%)
Gas plants	915,938	663,225	252,713	38.1%

Total generation	2,329,329	2,068,123	261,206	12.6%
Purchased power	499,606	460,567	39,039	8.5%

Total available energy	2,828,935	2,528,690	300,245	11.9%
Line losses and Company use	176,394	156,704	19,690	12.6%

Total	2,652,541	2,371,986	280,555	11.8%

Palo Verde capacity factor	88.7%	88.1%	0.6%
Four Corners capacity factor	90.9%	91.1%	(0.2%)

El Paso Electric Company and Subsidiary

Nine Months Ended September 30, 2007 and 2006

Sales and Revenues Statistics

			Increase (Decrease)
	2007	2006	Amount	Percentage
MWh sales:
Retail:
Residential	1,735,018	1,643,387	91,631	5.6%
Commercial and industrial, small	1,685,663	1,659,965	25,698	1.5%
Commercial and industrial, large	892,398	885,747	6,651	0.8%
Sales to public authorities	1,044,276	1,024,746	19,530	1.9%

Total retail sales	5,357,355	5,213,845	143,510	2.8%

Wholesale:
Sales for resale	39,135	36,003	3,132	8.7%
Off-system sales	1,710,403	1,055,256	655,147	62.1%

Total wholesale sales	1,749,538	1,091,259	658,279	60.3%

Total MWh sales	7,106,893	6,305,104	801,789	12.7%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$143,863	$137,070	$6,793	5.0%
Commercial and industrial, small	125,988	123,057	2,931	2.4%
Commercial and industrial, large	29,344	29,977	(633)	(2.1%)
Sales to public authorities	52,698	51,859	839	1.6%

Total retail base revenues	351,893	341,963	9,930	2.9%
Wholesale:
Sales for resale	1,561	1,409	152	10.8%

Total base revenues	353,454	343,372	10,082	2.9%
Fuel revenues:
Recovered from customers during the period (a)	153,810	173,218	(19,408)	(11.2%)
Under/(over) collection of fuel	12,878	1,472	11,406	—
New Mexico fuel in base revenues	35,499	23,181	12,318	53.1%

Total fuel revenues	202,187	197,871	4,316	2.2%
Off-system sales	97,221	64,964	32,257	49.7%
Other	13,371	16,967	(3,596)	(21.2%)

Total operating revenues	$666,233	$623,174	$43,059	6.9%

Off-system sales (in thousands):
Gross margins	$17,982	$13,997	$3,985	28.5%
Retained margins	14,313	11,317	2,996	26.5%
Average number of retail customers:
Residential	314,565	307,553	7,012	2.3%
Commercial and industrial, small	33,913	32,483	1,430	4.4%
Commercial and industrial, large	56	58	(2)	(3.4%)
Sales to public authorities	4,830	4,800	30	0.6%

Total	353,364	344,894	8,470	2.5%

Number of retail customers (end of period):
Residential	316,266	309,996	6,270	2.0%
Commercial and industrial, small	34,959	32,806	2,153	6.6%
Commercial and industrial, large	55	59	(4)	(6.8%)
Sales to public authorities	4,845	4,767	78	1.6%

Total	356,125	347,628	8,497	2.4%

			10 Yr Average
Weather statistics
Heating degree days	1,375	1,040	1,300
Cooling degree days	2,361	2,385	2,422

(a)	Excludes $22.9 million and $43.1 million, respectively of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company & Subsidiary

Nine Months Ended September 30, 2007 and 2006

Generation and Purchased Power Statistics

			Increase (Decrease)
	2007	2006	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	3,454,837	2,779,666	675,171	24.3%
Four Corners	509,465	627,722	(118,257)	(18.8%)
Gas plants	2,071,299	1,701,301	369,998	21.7%

Total generation	6,035,601	5,108,689	926,912	18.1%
Purchased power	1,567,603	1,689,201	(121,598)	(7.2%)

Total available energy	7,603,204	6,797,890	805,314	11.8%
Line losses and Company use	496,311	492,786	3,525	0.7%

Total	7,106,893	6,305,104	801,789	12.7%

Palo Verde capacity factor	85.7%	69.0%	16.7%
Four Corners capacity factor	74.8%	92.1%	(17.3%)

El Paso Electric Company and Subsidiary

Financial Statistics

At September 30, 2007 and 2006

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2007	2006
Cash and temporary investments	$34,937	$61,786

Common stock equity (a)	$623,211	$575,303
Long-term debt, net of current portion	590,886	590,858
Financing obligations, net of current portion	68,189	22,711

Total capitalization	$1,282,286	$1,188,872

Current portion of long-term debt and financing obligations	$18,534	$21,655

Number of shares - end of period	45,136,242	46,679,740

Book value per common share	$13.81	$12.32

Common equity ratio	47.9%	47.5%
Debt ratio	52.1%	52.5%

(a)	Includes an adjustment recorded in the first quarter of 2007 to increase Retained Earnings by $1.9 million related to the implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.”